Exhibit 12.(a)(1)(iii)

Offer by

MORGAN STANLEY CHINA A SHARE FUND, INC.

To Purchase for Cash
up to 20% of the Fund’s Outstanding
Shares of Common Stock

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
EASTERN TIME, ON MARCH 31, 2026 (“TERMINATION DATE”)

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE FUND’S ISSUER TENDER OFFER STATEMENT AND IN THE LETTER OF TRANSMITTAL.

March 3, 2026

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of Morgan Stanley China A Share Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company (the “Fund”), to purchase up to 20% of the Fund’s outstanding shares of common stock, par value $0.01 per share (the “Shares”), upon the terms and conditions set forth in its Issuer Tender Offer Statement dated March 3, 2026 and in the related Letter of Transmittal (which together constitute the “Offer”). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 98.5% of the net asset value per Share as determined by the Fund at the close of regular trading on the New York Stock Exchange on March 31, 2026, or the business day following such later date to which the Offer is extended.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Stockholders a fee for soliciting tenders for Shares pursuant to the Offer. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 6, “Stock Transfer Taxes,” of the Letter of Transmittal. However, backup withholding at a 24% rate may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 8, “Federal Income Tax Consequences of the Offer,” of the Issuer Tender Offer Statement and Instruction 11, “Backup Withholding,” of the Letter of Transmittal.

For your information and for forwarding to your clients, we are enclosing the following documents:

1. A letter to Stockholders of the Fund from John H. Gernon, President and Principal Executive Officer of the Fund;

2. The Issuer Tender Offer Statement dated March 3, 2026;

3. The Letter of Transmittal for your use and to be provided to your clients;

4. Form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

5. Return envelope addressed to Computershare (the “Depositary”).

The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any State or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

As described in the Fund’s Issuer Tender Offer Statement under Section 3, “Procedure for Tendering Shares,” tenders may be made without the concurrent deposit of stock certificates if (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within two business days after the Termination Date.

Neither the Fund nor its Board of Directors makes any recommendation to any Stockholder as to whether to tender any Shares.

For additional information or copies of the enclosed material, please contact Georgeson LLC (the “Information Agent”) at 888-355-3492 between 9:00 a.m. and 11:00 p.m. Eastern Time, Monday through Friday, or between 12:00 p.m. and 6:00 p.m. Eastern Time, Saturday.

Very truly yours,

John H. Gernon
President and Principal Executive Officer

MORGAN STANLEY CHINA A SHARE FUND, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF MORGAN STANLEY CHINA A SHARE FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY OR AUTHORIZES YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

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